Exhibit 99.1

Press Release

Weatherford Announces Organizational Change

November 14, 2019 - Weatherford International plc (OTC-PINK:WFTIQ) announced today that Christoph Bausch will step down as Executive Vice President and Chief Financial Officer effective November 14, 2019 to pursue other opportunities. He will remain with the Company through November 30, 2019 to transition his responsibilities.

Mark A. McCollum, President and Chief Executive Officer for Weatherford, commented, “On behalf of the Board of Directors and the management team, we are grateful to Christoph for his hard work and leadership, which strengthened the Company’s focus on financial discipline, cash flow generation, and improved cost efficiencies. His tireless efforts in these areas as well as many others served employees and stakeholders well. We will continue to build upon these principles and I am confident that our talented management team will be able to support us through this transition.”

Stuart Fraser, Vice President and Chief Accounting Officer, will serve as the interim Chief Financial Officer from November 14, 2019 until January 6, 2020, when the new Chief Financial Officer will begin. Mr. Fraser joined Weatherford in 2015 and has served in various senior financial roles including Vice President and Corporate Controller and Vice President of Finance and Purchasing, Sourcing and Logistics. Prior to joining Weatherford, he served a 19-year career with Schlumberger Ltd., where he held senior financial positions in global and regional capacities in the U.S., France, Angola, Malaysia, and Indonesia across a number of business segments covering operations, internal audit, taxation, supply chain, and transformation. Stuart is a Chartered Accountant and holds a Bachelor of Business degree from the Edith Cowan University in Australia.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in more than 80 countries and has a network of 620 locations, including manufacturing, service, research and development, and training facilities and employs more than 24,000 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

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Weatherford Contact
Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer, Weatherford